                                                                      Exhibit 12
                                                                      ----------


Hawaiian Electric Industries Capital Trust I
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED SECURITIES DISTRIBUTIONS
(unaudited)


                                                                                                  For the period
                                                                        Six months               February 4, 1997
                                                                          ended                   (inception) to
(dollars in thousands)                                                June 30, 1998               June 30, 1997
-------------------------------------------------------------------------------------------------------------------
Earnings........................................................                 $4,309                      $3,471
                                                                =======================     =======================

Fixed charges...................................................                 $   --                      $   --
Preferred securities distributions..............................                  4,180                       3,367
                                                                -----------------------     -----------------------

TOTAL COMBINED FIXED CHARGES AND
   PREFERRED SECURITIES DISTRIBUTIONS...........................                 $4,180                      $3,367
                                                                =======================     =======================

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
   PREFERRED SECURITIES DISTRIBUTIONS...........................                   1.03                        1.03
                                                                =======================     =======================